March 14, 2013

Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Plans to Repurchase up to $5 Billion in Common Shares and Redeem Approximately $5.5 Billion in Preferred Stock

CHARLOTTE - Bank of America today announced that the company's Board of Directors authorized the repurchase of up to $5.0 billion of common stock and the redemption of approximately $5.5 billion in preferred stock.

The Federal Reserve Board has informed the company that it completed its 2013 Comprehensive Capital Analysis and Review and that it did not object to the company's capital plan, including proposed capital actions.

"We have simplified our company and we have more than adequate capital to support our strategic plans. We are well positioned to return excess capital to our shareholders,” said Chief Executive Officer Brian Moynihan. “We believe buying back common shares is the best way to continue to drive value for our shareholders.”

The timing and exact amount of common share repurchases will be consistent with the company's capital plan and will be subject to various factors, including the company's capital position, liquidity, financial performance and alternative uses of capital, stock trading price, and general market conditions, and may be suspended at any time. The common share repurchases may be effected through open market purchases or privately negotiated transactions, including Rule 10b5-1 plans, over the next four quarters. The company's 2013 capital plan did not include a request to increase the quarterly common stock dividend rate of $0.01 per share.

The company's Board of Directors also approved the redemption of all the outstanding shares of two series of the company's preferred stock. The 8.20% Non-Cumulative Preferred Stock, Series H, will be redeemed on May 1, 2013, and the 8.625% Non-Cumulative Preferred Stock, Series 8, will be redeemed on May 28, 2013. The redemption price for each of these preferred stock series will be 100 percent of the liquidation preference per share, as specified in the company's certificate of incorporation. Notice of redemption for each series, including notice to holders of depositary shares representing fractional interests in each redeemed series of preferred stock, will be sent on or around April 1, 2013.

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a full range of banking, investing, asset management and other financial and risk management products and services. We serve approximately 53 million consumer and small business relationships with approximately 5,500 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

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www.bankofamerica.com

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